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                                 Exhibit 10(v)
                                 _____________


                       USLIFE CORPORATION BOOK UNIT PLAN
                    (AS AMENDED EFFECTIVE SEPTEMBER 1, 1995)


SECTION 1.  Purpose

1.1 This Plan shall be known as the USLIFE Corporation Book Unit Plan. The purpose of the Plan is to provide additional compensation which is directly related to the performance of USLIFE Corporation and its subsidiaries for selected key officers.

SECTION 2.  Definitions

2.1 "Award Date" shall mean the January 1 set by the Committee for the date as of which Units are awarded to Participants.

2.2 "Beneficiary" shall include only persons who are living on the date of Payment under the Plan, or such living person or persons as a deceased Participant shall have designated as his or her beneficiaries by a written instrument executed by him or her and filed with the Secretary of the Company.

2.3  "Board of Directors" means the board of directors of USLIFE Corporation.

2.4 "Book Value Per Share" means the book value per share of common stock of the Company, determined on the basis of the certified financial reports of the Company as published in the Company's annual reports to shareholders.

2.5 "Change in Control" shall mean (i) a merger or consolidation to which the Company is a party and for which the approval of any shareholders of the Company is required; (ii) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becoming the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities; (iii) a sale or transfer of substantially all of the assets of the Company; or (iv) a liquidation or reorganization of the Company.

2.6 "Committee" means the Executive Compensation and Nominating Committee of the Company, or such other Committee composed of members of the Board of Directors who are not eligible to participate in this Plan as may be designated by the Board of Directors and who meet the definition of "outside director" under Section 162(m)(4) of the Internal Revenue Code of 1986, as hereinafter amended from time to time.

2.7  "Company" means USLIFE Corporation.

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USLIFE CORPORATION BOOK UNIT PLAN
(AS AMENDED EFFECTIVE SEPTEMBER 1, 1995)


2.8 "Participant" means any key officer of the Company or its subsidiaries selected by the Committee to participate in the Plan.

2.9 "Payment" of Units means the actual payment in cash of the then value of Units.

2.10 "Plan" means USLIFE Corporation Book Unit Plan.

2.11 "Unit" means any Unit which has been awarded to a Participant, but for which no Payment has been made.

2.12 "Valuation Date" means the December 31 set by the Committee or by Section
6.5 as the date as of which the value of a Unit shall be established for subsequent Payment.

2.13 "Year" means the calendar year 1976 and each successive calendar year.

SECTION 3.  Effective Date of Plan

3.1  This Plan shall be effective as of January 1, 1976.

SECTION 4.  Administration

4.1 All matters of administration of this Plan shall be vested in the Committee.

SECTION 5.  Units and Valuation

5.1 No more than 900,000 Units (as adjusted for the September 1995 3-for-2 stock split in accordance with Section 8.4) shall be outstanding under the Plan at any time. No Participant shall receive more than 112,500 Units in the aggregate under the Plan during any one-year period, (as adjusted for said September 1995 3-for-2 split, in accordance with Section 8.4).

5.2 The Committee may award, in its sole discretion, one or more Units to key officers it has selected to become Participants in the Plan. A Participant may be awarded additional Units subsequently. Units shall be awarded as of an Award Date.

5.3 The value of a Unit shall be the amount by which the Book Value Per Share as of its Award Date has been increased or decreased by the increases (or decreases) in the Book Value Per Share for subsequent Years up to and including its Valuation Date set pursuant to Section 6.1.
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USLIFE CORPORATION BOOK UNIT PLAN
(AS AMENDED EFFECTIVE SEPTEMBER 1, 1995)


SECTION 6.  Valuation Date and Payment

6.1 The Committee shall set (by specifying at the time a Unit is awarded to a Participant a fixed date or dates or by formula referring to the occurrence of one or more events) the Valuation Date or Dates as of which the value of the Units shall be determined for the purpose of Payment, except as otherwise provided in Section 6.5.

6.2 Except as otherwise provided in Section 6.4, Payment of a Unit will be made as soon as practicable after the Valuation Date for such Unit. If as of the Valuation Date the Unit has no value, or a negative value, no Payment shall be made with respect thereto.

6.3 Except as provided in Section 6.4, any Units awarded to a Participant during his or her employment shall be forfeited upon the date such employment terminates, and he or she shall not be entitled to any Payment in respect thereof.

6.4 If a Participant ceases to be an employee of the Company or any of its subsidiaries due to retirement under the USLIFE Corporation Retirement Plan on his or her early, normal or deferred retirement date, disability or death, or a Change in Control occurs, the value of all his or her Units shall be paid to the Participant or his or her Beneficiary, as the case may be, as soon as practicable after retirement, disability or death, or the occurrence of the Change in Control, as the case may be. In the event the person or persons designated by a Participant as his Beneficiary shall not be living upon the date of Payment of Units, or if no designation has been made, then the Payment of Units shall be made to the estate of the Participant.

6.5 The Valuation Date for Units paid pursuant to Section 6.4 shall be the December 31 of the Year prior to the Year in which the Participant's retirement or death occurred.

6.6 A Unit which has been forfeited or whose Valuation Date has passed shall not be deemed an outstanding Unit for purposes of the first sentence of Section 5.1.

SECTION 7.  No Assignment of Units

7.1. Any and all Units which a Participant or any Beneficiary claiming under or through him or her shall have or might thereafter acquire under the Plan shall forthwith be forfeited in the event of any sale, assignment, transfer, hypothecation, pledge or other alienation, made or attempted, whether voluntary or involuntary, and if involuntary whether by process of law in any civil or criminal suit, action or proceeding, whether in the nature of an insolvency or bankruptcy proceeding or otherwise.

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USLIFE CORPORATION BOOK UNIT PLAN
(AS AMENDED EFFECTIVE SEPTEMBER 1, 1995)


SECTION 8.  Miscellaneous

8.1 Nothing in the Plan shall give any Participant any right to continued employment by the Company or any subsidiary of the Company.

8.2 The Committee shall be entitled to rely on the advise of counsel, certificates of the independent auditor of the Company, and any other representations believed by the Committee to be genuine; and no member of the Committee shall be liable for any action taken in reliance on any such advice, certificates or representations.

8.3 The Plan may be terminated at any time by the Board of Directors in which event no further Units will be awarded under the Plan, but the provisions of the Plan with respect to Units theretofore awarded shall, subject to the provisions of Section 6.3, continue to apply until the value of all Units has been determined and Payment made.

8.4 In the event that the number of outstanding shares of common stock of the Company shall be changed by reason of split-ups, combinations, recapitalizations or stock dividends, the Committee shall make such adjustments as it deems appropriate in the number of Units which may be outstanding at any one time under this Plan, in the number of Units credited to the account of Participants and in Book Value Per Share.